Exhibit 5.1

F. James Bradley	Kevin C. Papp
Byron G. Riley	Laura C . Mueller
Michael K. Denney	Kimberly H. Blankenship
Patrick M. Courtney	Joseph W. Younker
Donald G. Thompson	Jessica A. Doro
Kelly R. Baier	Jeremy B. P. Hagan
Gregory J. Seyfer	Natalie K. Ditmars
Dean A. Spina	Adam S. Tarr
Joseph E. Schmall
Bradley G. Hart
William J. Neppl
William T. McCartan	WEBSITE ADDRESS:
Maureen G. Kenney	www.bradleyriley.com
Vernon P. Squires
Timothy J. Hill	E -MAIL ADDRESS:
Paul D. Burns	mpugh@bradleyriley.com
Michael J. Pugh
Janice J. Kerkove	DIRECT DIAL:
Nancy A. Wood	319 -358 -5562
Shannon P. Thompson

October 30, 2009

MidWestOne Financial Group, Inc.

c/o Mr. Gary J. Ortale, Chief Financial Officer

102 South Clinton Street

P.O. Box 1700

Iowa City, IA 52244

Re:	Registration Statement on Form S-3 of MidWestOne Financial Group, Inc.

Dear Gary:

This opinion is being rendered to you in connection with the filing by MidWestOne Financial Group, Inc., an Iowa corporation (the “Company”), with the Securities and Ex change Commission (the “Commission”) of a registration statement on Form S-3 (which, together with the prospectus and any prospectus supplement relating thereto shall hereinafter be referred to collectively as the “Registration Statement”), pursuant to the Securities Act of 1933, as am ended (the “Act “). The Registration Statement relates to the offer and sale from time to time of (i) a warrant, dated February 6, 2009 (the “Warrant”), to purchase 198,675 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock’’) and (ii) the 198,675 shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”), by certain selling security holders set forth in the Registration Statement. The Warrant was issued by the Company pursuant to a Letter Agreement (the “Agreement”), dated February 6, 2009, between the Company and the United States Department of the Treasury, which includes the Securities Purchase Agreement–Standard Term s attached thereto and incorporated therein. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have made such legal and factual investigation as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Agreement, (iii) the Warrant, (iv) the Company’s Articles of Incorporation, as amended and currently in effect, (v) the Company’s bylaws, as am ended and currently in effect, (vi) the resolutions of the Board of Directors of the Company with respect to the filing of the Registration Statement, adopted on October 31, 2008,

BRADLEY & RILEY PC

October 30, 2009

and (vii) such other certificates, statutes and other instruments and documents as were considered appropriate for purposes of the opinions hereafter expressed. In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.

With your consent, we have assumed that (i) the Registration Statement, and any amendments thereto (including post effective amendments), will have become effective, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Warrant and the Common Stock offered thereby and (iii) the Warrant and the Common Stock will have been sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement.

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

(1) the Warrant has been duly authorized and validly issued; and

(2) the Warrant Shares have been duly authorized and upon exercise of the Warrant, and when so issued in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

The opinions set forth herein are subject to the following exceptions, qualifications and limitations:

(i)	the effects of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws (including, without limitation, judicial doctrines with respect to such laws) affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(ii)	any limitations under banking and other applicable laws and considerations of public policy which relate to indemnification and contribution provisions, and in this regard we express no opinion as to the legality, validity or enforceability of any provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, or contribution to a party’s costs for, or waiving, liability for such party’s own action or inaction, to the extent that: (A) such action or inaction involves negligence, strict liability, gross negligence, recklessness, willful misconduct, unlawful conduct, fraud, illegality or punitive damages; or (B) such provisions are inconsistent with federal or state banking laws, rules, regulations or policy statements, or public policy under any of the foregoing.

BRADLEY & RILEY PC

October 30, 2009

We are licensed to practice law in the State of Iowa and we express no opinion with respect to the effect of any laws other than (A) the laws of the State of Iowa, and (B) the laws of the United States of America that are customarily covered by third party legal opinions. We do not express any opinion herein concerning any other law.

This opinion is given based upon the facts and existence of laws in effect on the date hereof and we expressly disclaim and do not assume any obligation to update our opinions herein or advise you of changes, regardless of whether changes in such facts or law come to our attention after delivery hereof. This opinion is being furnished for your information and is solely for your benefit in connection with Registration Statement and is not to be relied upon in any manner by any other person for any purpose without our prior written consent.

We hereby consent to the reference to our firm in the Registration Statement under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission thereunder.

Very truly yours,

BRADLEY & RILEY PC

/s/ Michael J. Pugh

MJP/dab

BRADLEY & RILEY PC

October 30, 2009

cc:	Barack Ferrazzano Kirschbaum & Nagelberg LLP
c/o Robert M. Fleetwood, Esq.
200 West Madison Street, Suite 3900
Chicago, IL 60606